EXHIBIT 99.1

April 28, 2006 11:00 a.m. Pacific Time

Company Press Release

SOURCE:	Cowlitz Bancorporation
CONTACTS:	Richard J. Fitzpatrick, Chief Executive Officer
Gerald L. Brickey, Chief Financial Officer
(360) 423-9800

Cowlitz Bancorporation Announces 65% Increase in First Quarter 2006 Earnings

LONGVIEW, Wash., April 28, 2006 /PRNewswire/ --

FlashResults Cowlitz Bancorporation (NASDAQ: CWLZ) (Numbers in Thousands, Except Per Share Data)

	Three Months Ended 3/31/06	Three Months Ended 12/31/05	Three Months Ended 3/31/05
Net Interest Income	$4,763	$4,486	$3,161
Net Income	$1,060	$872	$642
Average Diluted Shares	5,012	4,774	4,310
Diluted EPS	$0.21	$0.18	$0.15

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported net income of $1.1 million or $0.21 per diluted share for the first quarter of 2006, compared with net income of $642,000, or $0.15 per diluted share, during the same period of 2005. Net income was up 65% over the same period last year and 22% over the fourth quarter of 2005. Earnings per diluted share for the first quarter of 2006 were up 40% over the same quarter last year and 17% over the fourth quarter of 2005.

Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary, Cowlitz Bank, stated, “I am extremely pleased with our first quarter results. The Company’s loan growth continues with strong net interest margins. Return on average assets for the current quarter was 1.13% and the overhead ratio fell to 66.1% from 77.1% a year ago, demonstrating the Company’s progress in becoming a more efficient and profitable financial institution.”

Total loans increased 45% from a year ago to $287.3 million at March 31, 2006, and were up 6% from year-end 2005. Total deposits were up 30% from the year ago quarter balance and 4% from year-end 2005.

“Our new Seattle branch provides us with an excellent opportunity to increase services available to our customers by expanding our international trade finance capabilities”, added Mr. Fitzpatrick. The Company added staff in April of 2006 to facilitate international letters of credit and foreign exchange transactions. In addition, on March 13, 2006, the Company expanded its presence in Washington with the opening of a full-service branch in Vancouver, Washington.

The provision for credit losses was $405,000 in the first quarter of 2006, compared with $500,000 in the fourth quarter of 2005 and no provision in the first quarter of last year. The first quarter 2006 credit loss provision primarily reflected loan growth during the quarter.

Non-performing assets increased slightly to $4.3 million at March 31, 2006 from $4.1 million at December 31, 2005. Non-performing assets totaled $1.8 million at March 31, 2005. The Company’s non-performing assets increased in the fourth quarter of 2005 in conjunction with the acquisition of AEA Bancshares, Inc. Of the total non-performing loans at March 31, 2006, $1.4 million is fully guaranteed by an agency of the U.S. government and a group of loans totaling $1.7 million is fully secured by real property currently subject to a purchase and sale agreement.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage, with residential lenders in Cowlitz County branches, as well as the Vancouver office. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements
 This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2005, and other filings with the SEC. Specific risks in this release relate to our ability to successfully deliver new products to our customers and expand international trade finance capabilities.

FINANCIAL HIGHLIGHTS (Unaudited - $ in thousands except per share data)
INCOME STATEMENT		Quarter Ending

	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Interest income	$6,396	$5,977	$4,112
Interest expense	1,633	1,491	951

Net interest income	4,763	4,486	3,161
Provision for credit losses	405	500	-

Net interest income after provision for credit losses	4,358	3,986	3,161
Non-interest income	761	629	618
Non-interest expense	3,654	3,631	2,915

Income before provision for income taxes	1,465	984	864
Provision for income taxes	405	112	222

Net income	$1,060	$872	$642

Earnings per share:
Basic	$0.22	$0.19	$0.15

Diluted	$0.21	$0.18	$0.15

Basic	4,772,251	4,526,561	4,174,141
Diluted	5,012,247	4,774,247	4,309,767

Shares outstanding at period end	4,772,251	4,772,251	4,174,552
Efficiency ratio (1)	66.1%	71.0%	77.1%
Number of full-time equivalent employees	122	119	113
(1) Net interest income plus non-interest income divided by non-interest expense.

		Quarter Ending

SELECTED AVERAGES	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Average loans	$275,266	$260,817	$193,812
Average interest-earning assets	341,026	324,873	259,170
Total average assets	376,113	347,382	282,020
Average deposits	313,504	293,964	242,453
Average interest-bearing liabilities	235,432	224,282	189,479
Average equity	45,253	41,874	35,878

BALANCE SHEET	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Total assets	$382,567	$370,712	$286,703
Securities available for sale	54,309	52,462	57,094
Loans:
Commercial	225,500	216,595	174,842
Real estate construction	54,585	46,421	17,643
Real estate mortgage	4,219	4,015	2,686
Consumer and other	3,044	3,216	2,494

Total loans	287,348	270,247	197,665
Goodwill and other intangibles	1,929	2,081	852
Deposits:
Non-interest-bearing demand	91,260	97,327	57,384
Savings and interest-bearing demand	95,181	98,360	85,473
Certificates of deposits	135,291	113,454	104,971

Total deposits	321,732	309,141	247,828
Borrowings	333	817	869
Junior subordinated debentures	12,372	12,372	-
Stockholders' equity	45,616	44,941	35,520

Book value per share	$9.56	$9.42	$8.51
Tangible book value per share	$9.15	$8.98	$8.30
Tier 1 leverage capital ratio	14.91%	15.92%	12.02%

		Quarter Ending

RATIOS ANNUALIZED	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Return on average assets	1.13%	1.00%	0.91%
Return on average equity	9.37%	8.33%	7.16%
Return on average tangible equity	9.84%	8.64%	7.33%
Average equity/average assets	12.03%	12.05%	12.72%
Interest rate yield on interest-earning assets	7.50%	7.36%	6.35%
Interest rate expense on interest-bearing liabilities	2.77%	2.66%	2.01%
Interest spread	4.73%	4.70%	4.34%
Net interest margin	5.59%	5.52%	4.88%

		Quarter Ending

ALLOWANCE FOR CREDIT LOSSES	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Balance at beginning of period	$4,668	$4,054	$3,796
Provision for credit losses	405	500	-
Acquisition	-	1,651	-
Recoveries	33	37	54
Charge-offs	(12)	(1,574)	(10)

Balance at end of period	$5,094	$4,668	$3,840

Components
Allowance for loan losses	$4,860	$4,417	$3,711

Liability for unfunded credit commitments (1)	234	251	129

Total allowance for credit los s es	$5,094	$4,668	$3,840

Allowance for loan losses /total loans	1.69%	1.63%	1.88%
Allowance for credit losses /total loans	1.77%	1.73%	1.94%
Allowance for credit losses /non-performing loans	118%	112%	345%

(1)	During the firs t quarter of 2006, the Company reclassified a portion of the allowance for loan losses related to unfunded credit commitments to other liabilities on the balance sheet in accordance with bank regulatory requirements . Amounts for 2005 were restated.

NON-PERFORMING ASSETS	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

Accruing loans – over 90 days past due	$-	$-	$-
Nonaccrual loans	4,330	4,156	1,112

Total non-performing loans	4,330	4,156	1,112
Other real estate owned	-	-	733

Total non-performing assets	$4,330	$4,156	$1,845

Total non-performing assets /total assets	1.13%	1.12%	0.64%